Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 28, 2005 relating to the consolidated financial statements of The BOC Group plc, which appears in The BOC Group plc’s Annual Report on Form 20-F for the year ended September 30, 2005.

PricewaterhouseCoopers LLP
London, England
December 15, 2005